Exhibit 99.1
Dobson Communications Announces Proposed Offerings of Debt Securities and Convertible Debt Securities
OKLAHOMA CITY, Sept. 6, 2005 (PRIMEZONE) — Dobson Communications Corporation (Nasdaq:DCEL) today announced that it intends to offer, subject to market and other conditions, $150 million principal amount of Senior Floating Rate Notes due 2012 and $150 million principal amount of Senior Convertible Debentures due 2025. In addition, the Company may issue up to an additional $30 million principal amount of Senior Convertible Debentures upon exercise of an option to be granted to the initial purchasers. The Company intends to use the net proceeds from the offerings, along with cash on hand, to redeem the entire $299 million outstanding aggregate principal amount of its 10.875% Senior Notes due 2010, including accrued interest and the applicable redemption premium. The proposed offerings of Senior Floating Rate Notes and Senior Convertible Debentures are not conditional on each other. A definitive agreement related to the sale of the Senior Floating Rate Notes and Senior Convertible Debentures has not been entered into between the Company and the initial purchasers and there can be no assurance that either or both offerings will be consummated.
The Senior Floating Rate Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and the Senior Convertible Debentures will be offered only to qualified institutional buyers under Rule 144A. The notes and debentures (including any shares of common stock issuable upon conversion thereof) have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, market conditions and other factors that could affect the Company’s ability to complete the proposed debt offerings. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.
CONTACT: Dobson Communications Corporation
J. Warren Henry Vice President, Investor Relations (405) 529-8820